Exhibit 10.26

AMENDMENT NO. 12 to TRADEMARK LICENSE AND TECHNICAL ASSISTANCE AGREEMENT FOR WOMEN’S COLLECTIONS

This amendment N 12, dated as of July 29th , 2009, is to Trademark License and Technical Assistance Agreement, dated March 4, 1998 , by and between Latitude Licensing Corp. (“Licensor”) and IC ISAACS & Company L.P. (“Licensee”) and its further amendments up to Amendment N 11. Capitalized terms used herein have the meaning ascribed to them in the Agreement unless otherwise Indicated.

The Parties herewith confirm that Licensee is exclusively running a Men’s collection activity, and that both Parties agree that the Agreement is suspended in all its terms as specified in Amendment 11.

Nevertheless, the Parties shall meet regularly in order to review possibilities to reactivate the Agreement together, and Licensor agrees that Licensee shall have a preferential right for 5 years (five) to propose a business plan to reactivate the Agreement and its original terms and conditions.

Licensor shall Inform Licensee in the case another company proposes a business plan of such License, so that Licensee can activate its preferential right, but without limiting Its right of negotiation in good faith.

In all case the highest interest to be considered shall be the Licensor’s interest and the Brand image and development.

1- Effective date

This Amendment is effective as of the date first written above

IN WITNESS WHEREOF, the parties, by their duly authorized representatives, have executed this Amendment 12 as of the dates Indicated below.

LATITUDE LICENSING CORP.		I.C. ISAACS & COMPANY L.P.

By:	/s/ Serge Massat	By:	/s/ Robert S. Stec

Name:	S. Massat	Name:	Robert S. Stec

Title:	Secretary	Title:	CEO

Date:	7/29/09	Date:	7/29/09